                                                                   EXHIBIT 12(A)

                      NORWEST CORPORATION AND SUBSIDIARIES

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                  (UNAUDITED)

                                       YEAR ENDED DECEMBER 31,
                          -----------------------------------------------------
                             1994       1993       1992       1991      1990
                          ----------  ---------  ---------  --------- ---------
                                             IN THOUSANDS
Computation of Income:
  Income before income
   taxes................  $1,180,601    879,755    645,568    491,673   284,453
  Capitalized interest..         (69)       (65)       (24)       --        (13)
                          ----------  ---------  ---------  --------- ---------
  Income before income
   taxes and capitalized
   interest.............   1,180,532    879,690    645,544    491,673   284,440
  Fixed charges.........   1,640,049  1,485,936  1,651,664  2,187,536 2,354,041
                          ----------  ---------  ---------  --------- ---------
      Total income for
       computation......  $2,820,581  2,365,626  2,297,208  2,679,209 2,638,481
                          ==========  =========  =========  ========= =========
      Total income for
       computation
       excluding
       interest on
       deposits from
       fixed charges....  $1,957,224  1,513,317  1,281,619  1,196,648 1,111,762
                          ==========  =========  =========  ========= =========
Computation of Fixed
 Charges:
  Net rental expense
   (a)..................  $  149,462    128,573    123,342    111,609   102,192
                          ==========  =========  =========  ========= =========
  Portion of rentals
   deemed representative
   of interest..........  $   49,821     42,858     41,114     37,203    34,064
                          ----------  ---------  ---------  --------- ---------
  Interest:
    Interest on
     deposits...........     863,357    852,309  1,015,589  1,482,561 1,526,719
    Interest on federal
     funds and other
     short-term
     borrowings.........     290,211    238,046    277,835    352,384   522,849
    Interest on long-
     term debt..........     436,591    352,658    317,102    315,388   270,396
    Capitalized
     interest...........          69         65         24        --         13
                          ----------  ---------  ---------  --------- ---------
    Total interest......   1,590,228  1,443,078  1,610,550  2,150,333 2,319,977
                          ----------  ---------  ---------  --------- ---------
      Total fixed
       charges..........  $1,640,049  1,485,936  1,651,664  2,187,536 2,354,041
                          ==========  =========  =========  ========= =========
      Total fixed
       charges excluding
       interest on
       deposits.........  $  776,692    633,627    636,075    704,975   827,322
                          ==========  =========  =========  ========= =========
Ratio of Income to Fixed
 Charges:
  Excluding interest on
   deposits.............        2.52X      2.39       2.01       1.70      1.34
  Including interest on
   deposits.............        1.72X      1.59       1.39       1.22      1.12

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(a)Includes equipment rentals.